Exhibit 99.1

Avalo Acquires Anti-IL-1β mAb and Announces Private Placement Financing of up to $185 Million

•Avalo acquires Phase 2-ready anti-IL-1β mAb, AVTX-009, through acquisition of AlmataBio, Inc.
•Topline results from planned Phase 2 trial in hidradenitis suppurativa expected in 2026
•Executed private placement financing of up to $185 million, including initial upfront investment of $115.6 million; expected to extend cash runway into 2027
•Webcast to be held tomorrow, March 28, 2024 at 8:30 a.m. E.T.

WAYNE, PA and ROCKVILLE, MD, March 27, 2024 – Avalo Therapeutics, Inc. (Nasdaq: AVTX) today announced it has acquired a Phase 2-ready anti-IL-1β mAb, which it refers to as AVTX-009, through the acquisition of privately held AlmataBio, Inc. Concurrent with the acquisition, Avalo entered into a definitive agreement for the sale of preferred stock and warrants in a private placement led by Commodore Capital and TCGX, with participation from BVF Partners, Deep Track Capital, OrbiMed, Petrichor, and RA Capital Management. The private placement will provide up to $185 million in gross proceeds, including an initial gross upfront investment of $115.6 million. After deducting estimated transaction costs from both the private placement financing and the acquisition of AlmataBio, Avalo expects net upfront proceeds to be approximately $105 million. The private placement is expected to close on March 28, 2024, subject to the satisfaction of customary closing conditions. Avalo intends to pursue the development of AVTX-009 in hidradenitis suppurativa (HS). Topline results from a planned Phase 2 trial in HS are expected in 2026 and the upfront funding is expected to fund operations through this data readout and into 2027. In addition to HS, Avalo intends to develop AVTX-009 in at least one other chronic inflammatory indication.

“We are thrilled to announce the acquisition of AVTX-009 and concurrent financing of up to $185 million. Avalo remains focused on the treatment of inflammatory conditions, and we are excited to prepare to initiate a Phase 2 trial in HS, a severe autoimmune disease with significant unmet needs. We believe AVTX-009, which was originally developed by Eli Lilly, has a high probability of success for the treatment of HS as evidenced by recent data readouts validating inhibition of IL-1β in this disease. We believe that HS is a multi-billion-dollar commercial opportunity and that AVTX-009 has the potential to be best-in-class and best-in-indication because of its target, half-life, and potency, which may allow for strong efficacy and convenient dosing,” said Garry A. Neil, MD, CEO, and Chairman of the Board at Avalo. “We are excited to be fully funded through our expected data readout and we appreciate the support of this outstanding investment syndicate.”

Dr. Neil continued, “I want to thank Patrick Crutcher and his team at AlmataBio for their great work in identifying and bringing this potentially best-in-class molecule forward. Mr. Crutcher has a long history of successful biotech entrepreneurship and identifying high quality opportunities. We greatly value his partnership and expertise.”

Patrick J. Crutcher, former CEO of AlmataBio, added, "We are pleased that Avalo recognizes the promise of AVTX-009, an important potential treatment option for patients with inflammatory diseases. AlmataBio was founded to identify, acquire, and accelerate the development of clinically meaningful therapies, and we are proud of the contribution of the talented AlmataBio team to this mission. We look forward to the advancement of AVTX-009 into a Phase 2 trial in HS under Dr. Neil’s stewardship."

Management and Organization

Avalo’s current leadership team will continue to lead Avalo and no person affiliated with AlmataBio will become an officer or employee of Avalo. Pursuant to the acquisition, Jonathan Goldman, M.D. was appointed to Avalo’s Board of Directors effective on the closing of the transaction. Prior to the closing of the financing transaction, Samantha Truex and Aaron Kantoff are expected to be appointed to Avalo’s Board of Directors. The five existing Avalo directors will continue in their roles.

About the Acquisition and Financing Transaction
Avalo’s acquisition of AlmataBio, Inc. was structured as a stock-for-stock transaction whereby all outstanding equity interests in AlmataBio were exchanged in a merger for a combination of Avalo common stock and shares of Avalo non-voting convertible preferred stock, valued at approximately $15 million in the aggregate, resulting in the issuance of approximately 0.2 million shares of Avalo common stock and approximately 2,400 shares of non-voting convertible preferred stock. In addition, a cash payment of $7.5 million is due to the former AlmataBio stockholders upon the initial closing of the private placement investment. Avalo is also required to pay development milestones to the former AlmataBio stockholders, including $5 million due upon the first patient dosed in a Phase 2 trial in patients with HS for AVTX-009 and $15 million due upon the first patient dosed in a Phase 3 trial for AVTX-009, both of which are payable in cash, Avalo stock, or a combination thereof at the election of the former AlmataBio stockholders, subject to the terms and conditions of the definitive merger agreement.

Concurrently, Avalo entered into a definitive agreement for a private placement investment with institutional investors to raise up to $185 million in which the investors will be issued (i) an aggregate of $115.6 million of non-voting convertible preferred stock, resulting in the issuance of approximately 19,900 shares of non-voting convertible preferred stock and (ii) warrants to purchase up to an aggregate of approximately 12.0 million shares of Avalo’s common stock or an equivalent amount (as converted to common stock) of non-voting convertible preferred stock, subject to the terms and conditions set forth in the warrant agreement, for an aggregate exercise price of $69.4 million. The warrants are exercisable for approximately $5.80 per underlying share of common stock until the earlier of five years from the date of issuance or 30 days after the public announcement of the first patient dosed in a Phase 2 trial of AVTX-009 in HS. After deducting estimated transaction costs from both the private placement financing and the acquisition of AlmataBio, Avalo expects net upfront proceeds to be approximately $105 million. The estimated transaction costs do not include the $7.5 million cash payment due to former AlmataBio stockholders upon the initial closing of the private placement investment. The private placement is expected to close on March 28, 2024, subject to the satisfaction of customary closing conditions.

Subject to and upon Avalo stockholder approval, each share of Avalo non-voting convertible preferred stock (i) issued to former AlmataBio stockholders and (ii) issued pursuant to the private placement investment will automatically convert to 1,000 shares of Avalo common stock, subject to certain beneficial ownership limitations. The non-voting convertible preferred stock holds no voting rights.

The acquisition was approved by the Board of Directors of Avalo and by the Board of Directors and stockholders of AlmataBio, Inc. The closings of the transactions are not subject to the approval of Avalo stockholders. On an as-converted basis and after accounting for these transactions (excluding the exercise of the warrants), the total number of shares of Avalo common stock outstanding would be approximately 23.4 million immediately after the closing of the transactions.

Oppenheimer & Co. is serving as sole placement agent to Avalo. Wyrick Robbins Yates & Ponton LLP is serving as legal counsel to Avalo. Goodwin Procter LLP is serving as legal counsel to AlmataBio, Inc. Schulte Roth & Zabel, LLP is serving as legal counsel to Commodore Capital and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is serving as legal counsel to TCGX.

Webcast Details
Avalo will host a webcast presentation to discuss the acquisition tomorrow, March 28, 2024, at 8:30 a.m. ET. Listeners can register for the webcast via this link. A copy of the slides being presented will be available via Avalo’s website. Those who plan on participating are advised to join 15 minutes prior to the start time. A replay of the webcast will also be available via under the “News/Events” page in the Investors section of the Avalo’s website approximately two hours after the call’s conclusion.

About AVTX-009
AVTX-009 is a humanized monoclonal antibody (IgG4) that binds to interleukin-1β (IL-1β) with high affinity and neutralizes its activity. IL-1β is a central driver in the inflammatory process. Overproduction or dysregulation of IL-1β is implicated in many autoimmune and inflammatory diseases. IL-1β is a major, validated target for therapeutic intervention. There is evidence that inhibition of IL-1β could be effective in HS and a variety of inflammatory diseases in dermatology, gastroenterology, and rheumatology.

About Avalo Therapeutics
Avalo Therapeutics is a clinical stage biotechnology company focused on the treatment of immune dysregulation. Avalo’s lead asset is AVTX-009, an anti-IL-1β mAb, targeting inflammatory diseases. Avalo’s pipeline also includes quisovalimab (anti-LIGHT mAb) and AVTX-008 (BTLA agonist fusion protein). For more information about Avalo, please visit www.avalotx.com.

About AlmataBio, Inc.
AlmataBio, Inc. was formed in April 2023 and its primary operations were largely limited to identifying and in-licensing the anti-IL-1β asset. AlmataBio was led by its former CEO, Patrick J. Crutcher. Mr. Crutcher previously served as the Co-Founder and CEO of ValenzaBio, which was acquired by Acelyrin, Inc. (Nasdaq: SLRN). AlmataBio is now a wholly owned subsidiary of Avalo.

Forward-Looking Statements
This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Avalo’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Avalo’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: satisfaction of customary closing conditions related to the private placement; the intended use of the proceeds from the private placement; integration of AVTX-009 into our operations, including trial design and IND preparation and filing for the planned Phase 2 trial; drug development costs, timing of trials and trial results, and other risks, particularly for AVTX-009, including reliance on investigators and enrollment of patients in clinical trials; reliance on key personnel; regulatory risks; general economic and market risks and uncertainties, including those caused the war in Ukraine and the Middle East; and those other risks detailed in Avalo’s filings with the Securities and Exchange Commission, available at www.sec.gov. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Avalo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Avalo’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
Christopher Sullivan, CFO
Avalo Therapeutics, Inc.
ir@avalotx.com
410-803-6793

or

Chris Brinzey
ICR Westwicke
Chris.brinzey@westwicke.com
339-970-2843
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